Exhibit 10.47

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of January 7, 2022, by and between SQL Technologies Corp. (“SQL”) and Newbridge Securities Corporation (“Newbridge”).

WHEREAS, the parties have entered into the following agreements: (i) the Investment Banking Agreement, dated September 28, 2018 and executed October 3, 2018 (as amended to date, the “2018 Agreement”), (ii) the Investment Banking Engagement Agreement, dated May 20, 2021, relating to investment banking and corporate advisory services (the “Advisory Agreement”), and (iii) the Investment Banking Engagement Agreement, dated May 20, 2021, relating to mergers and acquisitions services (the “M&A Agreement” and, collectively with the 2018 Agreement and the Advisory Agreement, the “Newbridge Agreements”); and

WHEREAS, the parties desire to terminate the Newbridge Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. Termination. The Newbridge Agreements are hereby terminated as of the date set forth above (the “Termination Date”). From and after the Termination Date, the Newbridge Agreements will be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate. For the avoidance of doubt, from and after the Termination Date, the parties agree that there are no continuing rights or obligations under the Newbridge Agreements, and Newbridge shall not be entitled to any fees or payments, in cash or otherwise, now or hereafter, pursuant to the Newbridge Agreements.

2. Entire Agreement. The parties understand and agree that this Agreement sets forth the full and complete agreement of the parties relating to its subject matter and that no statements or representations, other than those contained herein, have been made or relied upon by the parties as an inducement for executing this Agreement.

3. Successors and Assigns. The parties agree that this Agreement shall bind and be binding upon their successors and assigns and shall inure to the benefit of their successors and assigns.

4. Further Assurances. The parties agree to execute and deliver such additional agreements, documents, and instruments, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida without regard to conflict or choice of law principles and the parties shall submit to the exclusive jurisdiction of the courts of Florida in relation to any claim, dispute or difference which may arise hereunder.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Counterpart signatures to this Agreement delivered by facsimile or other electronic transmission shall be acceptable and binding.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of date first above written.

SQL TECHNOLOGIES CORP.		NEWBRIDGE SECURITIES CORPORATION

By:	/s/ John P. Campi	By:	/s/ G. Robert Abrams

Name:	John P. Campi	Name:	G. Robert Abrams

Title:	Chief Executive Officer	Title:	General Counsel